For the period ended 07/31/2006                                       All Series
File No. 811-2429

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with USAA Mutual Fund,  Inc.,
Special Meeting of Shareholders on July 19, 2006 was filed with the Securities and Exchange Commission on May 26, 2006 and is hereby incorporated by reference.

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The following  proposals and voting  results  pertain to USAA Mutual Fund,  Inc.
(the Company). Shareholders of record on May 26, 2006 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for all series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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         Proposal to re-elect Directors:

                                                                  VOTES
         DIRECTORS                          VOTES FOR             WITHHELD
         -----------------------------------------------------------------------

         Richard A. Zucker                  3,210,416,576        101,025,630

         Barbara B. Dreeben                 3,205,552,151        105,890,055

         Robert L. Mason, Ph.D.             3,210,691,692        100,750,514

         Michael F. Reimherr                3,212,057,600         99,384,606

         Christopher W. Claus               3,209,754,156        101,688,050


PROPOSAL 2
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         Proposal to approve plans of reorganization:

                             NUMBER OF SHARES VOTING

                                                 FOR          AGAINST      ABSTAIN    BROKER NON-VOTE
         USAA Aggressive Growth Fund            24,941,462      940,579      469,427       2,292,683
         USAA Capital Growth Fund               12,186,463      294,356      223,321       1,125,365
         USAA First Start Growth Fund           11,872,325      249,771      193,267         158,445
         USAA Growth Fund                       44,503,176    1,096,167      731,730         959,722
         USAA Growth & Income Fund              54,176,305    1,206,932    1,073,654       1,657,384
         USAA High-Yield Opportunities Fund     34,559,800      380,386      372,021       5,757,481
         USAA Income Fund                      105,465,835    2,021,258    1,978,016       4,046 913
         USAA Income Stock Fund                 96,389,028    1,882,984    1,480,673       2,439,833
         USAA Intermediate-Term Bond Fund       32,183,223      344,686      287,027       2,841,703
         USAA Money Market Fund              2,507,539,549   58,637,694   51,306,065       3,364,703
         USAA Science & Technology Fund         21,684,687      557,966      561,904         790,367
         USAA Short-Term Bond Fund              34,239,494      709,488      335,660       2,257,915
         USAA Small Cap Stock Fund              18,513,659      293,379      220,523       1,563,538
         USAA Value Fund                        15,808,138      216,129      171,293       2,523,262
